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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                             Tower Automotive, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                             TOWER AUTOMOTIVE, INC.
                               27175 HAGGERTY ROAD
                            NOVI, MICHIGAN 48377-3626

                                 August 24, 2004

To Our Stockholders:

      You are cordially invited to attend a Special Meeting of our Stockholders to be held on September 20, 2004, at 2:00 p.m. local time, at 27175 Haggerty Road, Novi, Michigan 48317-3626. The purpose of the Special Meeting is to ratify and approve the issuance of $125 million principal amount of our 5.75% Convertible Senior Debentures due 2024 (the "Debentures") and the related shares of our Common Stock issuable upon conversion or repurchase of the Debentures.

      Each $1,000 principal amount of Debentures is convertible into 231.0002 shares of our Common Stock. The Debentures provide that we have the right to deliver, in lieu of shares of our Common Stock, cash or a combination of cash and shares of our Common Stock. However, we may not issue more than 19,705,187 shares of our Common Stock upon the conversion or repurchase of Debentures unless and until we have obtained stockholder approval for the issuance of the Debentures and the Common Stock issuable upon conversion or repurchase. New York Stock Exchange rules require us to obtain stockholder approval for the issuance of Common Stock or securities convertible into Common Stock under certain circumstances if the issuance amounts to 20% or more of our Common Stock outstanding before the issuance. At the Special Meeting, we will ask you to consider and vote on the issuance of the Debentures and Common Stock so that we have the ability to issue more than 19,705,187 shares of our Common Stock upon conversion or repurchase of the Debentures.

      The official Notice of Meeting, Proxy Statement and Proxy are included with this letter. The proposal listed in the Notice of Meeting is more fully described in the Proxy Statement.

      Our Board of Directors has determined that providing the ability to issue shares of Common Stock in lieu of paying all or a portion of the Debenture conversion price in cash is in the Company's and your best interest. Our Board unanimously recommends that you vote FOR the proposal at the Special Meeting.

      Whether or not you plan to attend the Special Meeting in person, and regardless of the number of shares you own, please complete, sign, date and return the enclosed card promptly in the enclosed envelope. This will ensure that your shares are voted as you wish and that a quorum will be present.

                                                    Sincerely,

                                                    /s/ S. A. Johnson
                                                    ----------------------
                                                    S. A. Johnson
                                                    Chairman of the Board

                             TOWER AUTOMOTIVE, INC.

                                    NOTICE OF
                         SPECIAL MEETING OF STOCKHOLDERS

TIME:       2:00 p.m. local time, September 20, 2004.

PLACE:      27175 Haggerty Road, Novi, Michigan 48377-3626.

PROPOSALS:  (1)   To ratify and approve the issuance of $125 million principal amount of our 5.75% Convertible Senior Debentures due 2024 and the related shares of Common Stock issuable upon conversion or repurchase of the Debentures; and

            (2) To transact such other business as may properly be brought before the meeting, and any or all adjournments or postponements thereof.

RECORD DATE: Only holders of record at the close of business on August 19, 2004, are entitled to notice of and to vote on all proposals presented at the meeting and at any adjournments or postponements thereof. A list of such holders will be available prior to the meeting at our corporate office, located at 27175 Haggerty Road, Novi, Michigan 48377-3626, for examination by any stockholder for any purpose germane to the meeting.

                                             By Order of the Board of Directors,

                                             /s/ James Mallak
                                             -------------------
                                             James Mallak
                                             Secretary

Dated: August 24, 2004

                             YOUR VOTE IS IMPORTANT!
   TO VOTE YOUR SHARES, PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY
                                      CARD.

                             TOWER AUTOMOTIVE, INC.
                               27175 HAGGERTY ROAD
                            NOVI, MICHIGAN 48377-3626

                            -------------------------

                                 PROXY STATEMENT

                                 AUGUST 24, 2004

                        --------------------------------

                         SPECIAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                               SEPTEMBER 20, 2004

                        --------------------------------

                             INTRODUCTORY STATEMENT

      Tower Automotive, Inc., is a Delaware corporation with its principal executive offices located at 27175 Haggerty Road, Novi, Michigan 48377-3626. This Proxy Statement is being furnished to our stockholders in connection with the solicitation by our Board of Directors of proxies to be voted at the Special Meeting of Stockholders of Tower Automotive, Inc., to be held on September 20, 2004, at 2:00 p.m. at our offices located at 27175 Haggerty Road, Novi, Michigan 48377-3626, or at any adjournment or postponement thereof (the "Special Meeting").

      When used in this Proxy Statement, the terms "Tower Automotive," "we," "our," and "us" refer to Tower Automotive, Inc. and its subsidiaries, unless otherwise specified.

      This Proxy Statement and the accompanying proxy are first being mailed to our stockholders on or about August 24, 2004. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, sections of which are incorporated herein by reference, and our Current Reports on Form 8-K, filed in 2004, are available upon request.

      Stockholders will have no rights of appraisal or dissenter's rights in connection with the proposal to be considered at the special meeting.

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

                               THE SPECIAL MEETING

WHEN AND WHERE WILL THE SPECIAL MEETING BE HELD?

The Special Meeting will be held on September 20, 2004, at 2:00 p.m., at the offices of Tower Automotive, Inc., 27175 Haggerty Road, Novi, Michigan 48377-3626.

HOW CAN I PARTICIPATE IN THE SPECIAL MEETING?

You may participate in the Special Meeting by either completing, signing and returning the enclosed proxy card and/or attending the Special Meeting in person.

WHAT WILL BE VOTED UPON?

At the Special Meeting, you will be asked to consider and vote upon the following proposals:

      - The ratification and approval of the issuance of the Debentures and the related shares of Common Stock issuable upon conversion or repurchase of the Debentures; and

      - Any other business as may properly come before the Special Meeting and any and all adjournments and postponements thereof.

WHO IS ENTITLED TO VOTE?

Only holders of record as of the close of business on August 19, 2004 (the "record date") are entitled to receive notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Each share of Common Stock is entitled to one vote.

WHAT CONSTITUTES A QUORUM?

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the Special Meeting. On August 19, 2004, approximately 58,162,819 shares of our Common Stock were issued and outstanding.

HOW DO I VOTE?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you attend the Special Meeting, you may deliver your completed proxy card in person or vote in person at the Special Meeting.

WHAT VOTE IS REQUIRED TO RATIFY AND APPROVE THE ISSUANCE OF THE DEBENTURES AND THE RELATED SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OR REPURCHASE OF THESE DEBENTURES?

The ratification and approval of the issuance and sale of the Debentures and the related shares of Common Stock issuable upon conversion or repurchase of the Debentures will require the affirmative vote, either in person or by proxy, of shares representing at least a majority of the votes cast at the Special Meeting. A majority of our outstanding shares must be voted at the meeting. Under Delaware law, abstentions are treated as present and entitled to vote and therefore have the effect of a vote against the matter. A broker non-vote on a matter is considered not entitled to vote on that matter and therefore is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Tower Automotive either a notice of revocation or a duly executed proxy bearing a date later than the date on the prior proxy you submitted. The powers of the proxy holders to vote your proxy will be suspended if you attend the Special Meeting in person and request to change your vote or vote in person, although attendance at the Special Meeting will not by itself revoke a previously granted proxy.

HOW DOES DISCRETIONARY VOTING AUTHORITY APPLY?

If you sign and return your proxy card, but do not make any selections, you give discretionary authority to the persons named as proxy holders on the proxy card, S.A. Johnson and Kathleen Ligocki, to vote on the proposals and any other matters that may arise at the Special Meeting.

WHO BEARS THE COST OF SOLICITATION OF PROXIES?

We bear the cost of preparing, printing and mailing this Proxy Statement and any other material furnished to stockholders in connection with the solicitation of proxies for the Special Meeting.

WHAT IS THE BOARD'S RECOMMENDATION?

Unless you give other instructions on your proxy card, the proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote FOR the ratification and approval of the issuance and sale of the Debentures and the related shares of Common Stock issuable upon conversion or repurchase of the Debentures.

         PROPOSAL I - RATIFICATION AND APPROVAL OF ISSUANCE AND SALE OF
                  DEBENTURES AND RELATED SHARES OF COMMON STOCK

WHAT IS THE TITLE AND AMOUNT OF THE SECURITIES FOR WHICH TOWER AUTOMOTIVE IS SEEKING STOCKHOLDER APPROVAL AND RATIFICATION?

We are seeking stockholder approval and ratification for the issuance of $125 million principal amount of 5.75% Convertible Senior Debentures due May 15, 2024, which we refer to throughout this proxy statement as the Debentures. We issued $125 million of our Debentures on May 24, 2004 in a private placement to accredited investors. In addition, we are seeking approval of the issuance of shares of Common Stock issuable upon conversion or repurchase of the Debentures. The conversion of all of the Debentures would result in the issuance of 28,875,025 shares of our Common Stock if we elect and are permitted to pay the conversion price solely using shares of our Common Stock. The number of shares of Common Stock issuable upon repurchase of the Debentures will depend on the average closing sale price of our Common Stock for the 20 consecutive trading days ending on the third business day prior to the applicable repurchase date or date of determination.

WHY IS TOWER AUTOMOTIVE SEEKING STOCKHOLDER RATIFICATION AND APPROVAL FOR THE ISSUANCE OF THE DEBENTURES AND COMMON STOCK?

We are seeking stockholder ratification and approval for the issuance of the Debentures and the related shares of Common Stock in accordance with the rules of the New York Stock Exchange. New York Stock Exchange rules require us to obtain stockholder approval for the issuance of Common Stock or securities convertible into Common Stock under certain circumstances if the issuance amounts to 20% or more of our Common Stock outstanding before the issuance.

We may not issue more than 19,705,187 shares of our Common Stock upon conversion or repurchase of the Debentures unless and until we have obtained stockholder approval for the issuance of the Debentures and the Common Stock issuable upon conversion or repurchase. If we do not obtain stockholder approval, the Debentures will remain outstanding. However, in circumstances where we would otherwise be required to issue in excess of 19,705,187 shares of our Common Stock, we will be required to pay cash in respect of all or a portion of converted or repurchased Debentures to ensure that the aggregate shares issued do not exceed 19,705,187 shares.

In addition, if we do not obtain stockholder approval for the proposal, our earnings per share will be negatively impacted if the market price of our Common Stock increases from the initial Debenture conversion price of $4.33 per share. This impact is caused by the accounting treatment of the conversion option, which is accounted for as a separate derivative instrument. The conversion option associated with the Debentures is treated as a cash-settled written call option, separate from the debt component of the Debentures, which is accounted for separately as a derivative instrument. If we receive stockholder approval for our proposal and we issue stock upon conversion or repurchase of the Debentures, we will not be required to record the change in the fair value of the conversion option. This, in turn, would eliminate the potential impact on our earnings.

WHAT HAPPENS IF THIS PROPOSAL IS APPROVED?

If the proposal is approved, we will have the flexibility upon conversion or repurchase of our Debentures to issue more than 19,705,187 shares of our Common Stock, instead of a combination of Common Stock and cash. The ability to issue shares of Common Stock and no cash upon conversion or repurchase of the Debentures will eliminate a significant potential cash drain on our company, will strengthen our balance sheet and will improve our liquidity. In addition, we believe that having the flexibility to issue all stock upon conversion or repurchase of the Debentures will allow us to engage in future financings with greater certainty and on better terms and conditions.

If we receive stockholder approval for our proposal, we will not be required to record the change in the fair value of the conversion option, which would eliminate the potential impact on our earnings per share.

WHAT IF THIS PROPOSAL IS NOT APPROVED?

If we do not obtain stockholder approval, the Debentures will remain outstanding. However, if all the Debentures are converted, or if the holders require us to repurchase all the Debentures, we could issue no more than 19,705,187 shares of our Common Stock and would be required to pay cash for the remainder of the conversion price, if any. At an assumed closing price of $3.21 per share (based on the last reported sale price of our Common Stock on August 2, 2004), the total amount of the cash payable on conversion of all of the Debentures would be approximately $29.4 million if we issued 19,705,187 shares of our Common Stock. If the price of our Common Stock increases, the amount of cash payable upon conversion or repurchase of the Debentures increases. For example, at an assumed closing price of $10.00 per share of Common Stock, the total cash payable upon conversion of all of the Debentures would increase by approximately $62.3 million to approximately $91.7 million.

Although we do not believe it is likely that a significant amount of the Debentures will be converted in the near future, if the proposal is not approved and if a significant amount of Debentures are submitted for conversion or repurchase could significantly reduce our available cash, or we may not have enough cash on hand to make any necessary cash payments to the Debenture holders. If we do not have sufficient liquidity or capital resources to make the cash payment, we may have to raise the cash through financing transactions in the form of additional debt or equity issuances. There can be no assurance that we will be able to access the capital markets to issue such additional debt or equity. If we cannot access the capital markets or are otherwise unable to complete a financing transaction, we may be unable to make the cash payment and we will be in default under the terms of the Debentures.

WHY ARE WE ISSUING THE DEBENTURES AND HOW WILL WE USE THE NET PROCEEDS FROM THE SALE OF THE DEBENTURES?

The net proceeds from the sale of Debentures were approximately $121 million. We used the net proceeds from this offering, together with a portion of the borrowings under our new senior credit facility, to repay the outstanding indebtedness under our prior senior credit facility.

WHAT ARE THE SIGNIFICANT TERMS OF THE DEBENTURES?

The Debentures mature on May 15, 2024, unless earlier converted, redeemed or repurchased. The interest rate on the Debentures is 5.75% per annum, payable semi-annually in arrears in cash on May 15 and November 15 of each year, commencing on November 15, 2004. There is no sinking fund.

Debentures are convertible into shares of our Common Stock at a conversion rate of 231.0002 shares per $1,000 principal amount of Debentures, subject to adjustment upon certain events, under certain specified circumstances.

On or after May 20, 2011, we may redeem the Debentures, in whole or in part, at any time, for cash at a redemption price equal to 100% of the principal amount, plus any accrued and unpaid interest.

Holders of Debentures may require us to repurchase some or all of that holder's Debentures on May 15, 2011, May 15, 2014, or May 15, 2019 at a repurchase price equal to 100% of the principal amount, plus any accrued and unpaid interest to the repurchase date.

The Debentures are general unsecured senior obligations and rank equally with any of our present and future senior debt. The Debentures rank senior to any of our subordinated debt and will effectively be subordinated to any of our secured debt.

We have agreed to file a shelf registration under the Securities Act of 1933, as amended, covering resales of the Debentures and the shares of common stock issuable upon conversion of the Debentures.

WHAT EFFECT, IF ANY, DOES THE ISSUANCE HAVE UPON THE RIGHTS OF EXISTING SECURITY HOLDERS?

The conversion of Debentures into our Common Stock, or the repurchase of Debentures by means of the issuance of our Common Stock, will dilute the ownership interest of our stockholders. The holders of Common Stock have no preemptive rights to purchase additional shares of Common Stock.

HAVE ANY DIRECTORS OR EXECUTIVE OFFICERS PURCHASED, OR WILL ANY DIRECTORS OR EXECUTIVE OFFICERS PURCHASE, THE DEBENTURES?

As of the date of this proxy statement, none of our directors or executive officers have purchased any Debentures.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND RATIFICATION OF THE ISSUANCE AND SALE OF THE DEBENTURES AND THE RELATED SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OR REPURCHASE OF THE DEBENTURES.

        CERTAIN EFFECTS OF THE PROPOSAL AND THE CONVERSION OR REPURCHASE
                                OF THE DEBENTURES

      The issuance of shares of Common Stock upon conversion of all of the Debentures will dilute the ownership percentage of our stockholders. If we do not obtain stockholder approval for the proposal, we may issue up to 19,705,187 shares of Common Stock upon conversion or repurchase of the Debentures which equals 20% (assuming that all outstanding Debentures are converted and that the conversion rate has not been adjusted) of the total number of shares of our Common Stock outstanding on April 30, 2004.

      If the proposal is approved and the conversion price is paid entirely with Common Stock, upon conversion of all of the Debentures, the ownership interest of our stockholders would be diluted by a total of 28,875,025 shares of Common Stock which equals 49.75% (assuming that all outstanding Debentures are converted and that the conversion rate has not been adjusted) of the total number of shares of our Common Stock outstanding on April 30, 2004.

      The number of shares of Common Stock issuable upon repurchase of the Debentures will depend on the average closing sale price of our Common Stock for the 20 consecutive trading days ending on the third business day prior to the applicable repurchase date or date of determination specified in the Debenture. If the proposal is approved, the number of shares to be issued upon repurchase of the Debentures could exceed 19,705,187 shares, depending on the market price of our Common Stock at that time.

      If the proposal is approved, the potential of the issuance of the additional shares may have a depressive effect on the market price of our Common Stock.

      The number of shares of Common Stock issuable upon conversion of the Debentures will also affect our earnings per share. The actual effect of the conversion of the Debentures on our earnings per share will depend on the level of our earnings in future periods, the market price of our common stock, whether we elect to pay the cash payment component of the Debentures with Common Stock or with cash, and the number of holders who convert their Debentures.

      If we do not obtain stockholder approval for the proposal, our earnings per share will be negatively impacted if the market price of our Common Stock increases from the initial market price of our stock at the time of issuance of the Debentures. This impact is caused by the accounting treatment of the conversion option, which is accounted for as a separate derivative instrument. The conversion option associated with the Debentures is treated as a cash-settled written call option, separate from the debt component of the Debentures, which is accounted for separately as a derivative instrument. If we receive stockholder approval for our proposal and we issue stock upon conversion or repurchase of the Debentures, we would no longer be required to record the change in the fair value of the conversion option which would eliminate the impact on our earnings per share.

      The following table illustrates how the value of the conversion option changes as the market price of our Common Stock changes.

 CHANGE IN STOCK PRICE FROM                                              CHANGE IN EARNINGS
MARKET PRICE OF STOCK AT TIME            CORRESPONDING STOCK                  PER SHARE
OF ISSUANCE OF DEBENTURES (%)                 PRICE ($)                    (AFTER TAX) ($)
-----------------------------            -------------------             ------------------
         25% Increase                           $4.16                          $(0.06)
         50% Increase                           $5.00                          $(0.13)
         75% Increase                           $5.83                          $(0.20)
        100% Increase                           $6.66                          $(0.28)

         25% Decrease                           $2.50                          $ 0.06
         50% Decrease                           $1.67                          $ 0.10
         75% Decrease                           $0.83                          $ 0.13

      As illustrated above, as the market price of our Common Stock moves away from the initial conversion price of the Debentures, the value attributed to the conversion option and the corresponding impact to our earnings increases. An increase in the stock price above $3.33 would result in a negative impact to our earnings per share. Correspondingly, a decrease in the stock price below $3.33 would result in a positive impact to our earnings per share.

      If we receive stockholder approval for our proposal we will not be required to record the change in the fair value of the conversion option which would eliminate the impact to our earnings per share.

      Also, based upon the guidance of EITF 00-27, we will not be required to record a beneficial conversion feature in relation to the debentures. The initial conversion price per $1,000 principal amount of the debentures is $4.33 per share in comparison to the closing price of our common stock of $3.33 per share on May 17, 2004, the date of pricing of the debentures. The initial conversion price only is required to be adjusted to prevent dilution to the debenture holder for standard anti-dilution events such as stock splits, stock dividends, etc. We are not required to adjust the initial conversion price for any future triggering events. Accordingly, the nature of the debentures do not require us to record a beneficial conversion feature.

                                 USE OF PROCEEDS

      We will receive no additional consideration for the issuance of our Common Stock upon conversion of the Debentures.

      The net proceeds from the sale of Debentures were approximately $121 million. We used the net proceeds from this offering, together with a portion of the borrowings under our new senior credit facility, to repay outstanding indebtedness under our former senior credit facility.

       WHERE YOU CAN FIND ADDITIONAL INFORMATION REGARDING THE DEBENTURES

      A more detailed description of the terms of the Debentures can be found by reviewing the form of Debenture that was filed as an exhibit to our Current Report on Form 8-K/A, dated May 25, 2004, as amended. The Indenture pursuant to which the Debentures were issued can be found as an exhibit to that same report.

                          DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of Tower Automotive, Inc. consists of 200,000,000 shares of common stock, $0.01 par value per share, of which 58,162,819 shares were issued and outstanding as of August 19, 2004, and 5,000,000 shares of preferred stock, $1.00 par value per share, of which no shares are issued or outstanding. The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and by-laws is a summary of all material terms of our capital stock and is qualified in its entirety by the provisions of the amended and restated certificate of incorporation and by-laws, copies of which have been filed with the SEC and are available for inspection. See "Where you can find more information."

Common stock

      Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor, and are entitled to receive, pro rata, all assets of Tower Automotive available for distribution to such holders upon liquidation. Holders of common stock have no preemptive, subscription or redemption rights. All outstanding shares of our common stock, are fully paid and nonassessable. As of July 31, 2004, our common stock was held of record by approximately 2,600 stockholders.

      As of August 19, 2004, we had reserved for issuance:

      - 2,451,165 shares of common stock issuable upon the exercise of options outstanding under our stock incentive plans;

      - 8,424,908 shares issuable upon conversion of our 6-3/4% Trust Convertible Preferred Securities.

Preferred stock

      Pursuant to our amended and restated certificate of incorporation, we are authorized to issue "blank check" preferred stock, which may be issued from time to time in one or more series upon authorization by our board of directors. The board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium or otherwise adversely affect the market price of the common stock.

Anti-takeover effects of our certificate of incorporation and bylaws

      Some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

      These provisions include:

      Board vacancies

      Our certificate of incorporation authorizes the board of directors to fill vacant directorships or increase the size of the board of directors, which may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by this removal with its own nominees.

      Cumulative voting

      Our certificate of incorporation does not authorize our stockholders the right to cumulative voting in the election of directors. As a result, stockholders may not aggregate their votes for a single director.

      Special meeting of stockholders

      Our certificate of incorporation provides that special meetings of our stockholders may be called only by the chairman of the board of directors, the president and chief executive officer, any member of the board of directors or holders of at least 25% of the shares entitled to vote generally in the election of directors.

      Authorized but unissued shares

      Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of Delaware General Corporation law

      We are subject to the "business combination" statute of the Delaware General Corporation Law. In general, such statute prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless:

      - the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status,

      - upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares, or

      - on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

      A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Transfer agent

      Equiserve Trust Company, N.A. is the transfer agent for our common stock.

Indemnification of directors and officers

      Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Tower Automotive or is or was serving at the request of Tower Automotive as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Tower Automotive to the fullest extent authorized by Section 145 of the General Corporation Laws of the State of Delaware, or the "Delaware Statute," as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Tower Automotive to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that except as otherwise provided in the certificate of incorporation, with respect to proceedings to enforce rights to indemnification, Tower Automotive shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of Tower Automotive.

      The right to indemnification conferred in our certificate of incorporation is a contract right and includes the right to have Tower Automotive pay the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware Statute requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to Tower Automotive of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses. If a claim under the certificate of incorporation is not paid in full by Tower Automotive within sixty days after a written claim has been received by

Tower Automotive, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against Tower Automotive to recover the unpaid amount of the claim.

      Our certificate of incorporation provides that, to the fullest extent permitted by the Delaware Statute, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

                                 OTHER BUSINESS

      At the date of this Proxy Statement, we have no knowledge of any business other than that described above that will be presented at the Special Meeting. If any other business should properly be brought before the Special Meeting and any adjournments or postponements of the meeting, the Proxies will be voted in the discretion of the proxy holders.

                   OWNERSHIP OF TOWER AUTOMOTIVE COMMON STOCK

      Unless otherwise noted, the following table sets forth certain information regarding ownership of common stock as of July 31, 2004, by (i) the beneficial owners of more than 5% of our common stock, (ii) each director, the former Chief Executive Officer, the Chief Executive Officer and the four most highly compensated executive officers who were serving as executive officers as of December 31, 2003, and (iii) all of our directors and executive officers as a group. To our knowledge, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934.

                                                                         BENEFICIAL OWNERSHIP OF
                                                                             COMMON STOCK(1)
                                                                       -----------------------------
                    DIRECTORS, OFFICERS AND                            NUMBER OF          PERCENT OF
                        5% STOCKHOLDERS                                 SHARES              CLASS
---------------------------------------------------------------        ---------          ----------
Kathleen Ligocki...............................................          180,000              *
Tom G. Pitser(2) ..............................................          194,127              *
Jim Arnold(3) .................................................           36,108              *
Kathy Johnston(2) .............................................          138,133              *
Antonio Zarate(2) .............................................           47,484              *
Anthony G. Fernandes...........................................           58,403              *
Juergen M. Geissinger(2) ......................................           32,676              *
Ali Jenab(2) ..................................................           22,813              *
S. A. Johnson(2) ..............................................          351,247              *
F. Joseph Loughrey(2) .........................................           92,361              *
James R. Lozelle(2) ...........................................          313,429              *
Georgia Nelson(2) .............................................           76,336              *
Enrique Zambrano(2) ...........................................           71,289              *
Dugald Campbell(4) ............................................          931,570             1.6%
Barclays Global Investors NA(5) ...............................        3,640,555             6.3%
Citadel Limited Partnership(6).................................        4,182,900             7.2%
Citigroup Inc. (7).............................................        5,156,934             8.2%
Dimensional Fund Advisors, Inc. (8) ...........................        3,830,000             6.6%
FMR Corp(9) ...................................................        5,678,700             9.8%
Morgan Stanley(10).............................................        6,829,558            11.6%
State of Wisconsin Investment Board(11) .......................        2,425,000             4.2%
Strong Capital Management, Inc.(12) ...........................        3,088,845             5.3%
All Directors and executive officers as a group (20 persons)...        2,918,292             5.0%

--------------------------
*        Less than one percent.

(1) The number of shares includes shares that may be purchased under options that are exercisable in 60 days. The percent of class is calculated based on the number of shares outstanding plus such option shares.

(2) Includes the following number of shares issuable as deferred compensation for the following individuals: Mr. Pitser - 4,885; Mr. Arnold - 36,108; Ms. Johnston - 26,124; Mr. Zarate - 17,484; Mr. Fernandes - 58,403; Dr. Geissinger - 25,037; Mr. Jenab - 18,777; Mr. Johnson - 35,637; Mr. Loughrey - 27,361; Mr. Lozelle - 1,946; Ms. Nelson - 76,336; Mr. Zambrano
      - 62,591; and Mr. Campbell - 454,890.

(3) Mr. Arnold's employment with the Company terminated as of December 31, 2003.

(4) Mr. Campbell resigned as our CEO on August 18, 2003. Includes 256,861 shares held in trusts, of which Mr. Campbell or his wife are the trustees. Mr. Campbell disclaims beneficial ownership of the shares held in trust.

(5) Barclays Global Investors, NA, a bank filing on behalf of itself and its bank, broker-dealer and investment adviser affiliates reported as of February 13, 2004, sole voting and dispositive power with respect to 3,439,579 shares of Common Stock. We have been unable to identify the natural person or group of natural persons of this stockholder that have investment and voting control over our securities. The address for Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105.

(6) Citadel Limited Partnership reported as of May 25, 2004, shared voting and shared dispositive power with respect to 4,182,900 shares of Common Stock. The Schedule 13G filed by Citadel Limited Partnership includes group members with shared voting and shared dispositive power, and the only natural person identified in that group was Kenneth Griffin. The address for the Partnership is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(7) Citigroup Inc. is a reporting company under the Securities Exchange Act of 1934, as amended. The address for Citigroup Inc. is 399 Park Avenue, New York, New York 10043.

(8) Dimensional Fund Advisors, Inc. reported as of February 6, 2004, sole voting and dispositive power with respect to 3,830,000 shares of Common Stock. Dimensional Fund Advisors Inc., is an investment advisor registered under the Investment Advisors Act of 1940, and disclosed that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. We have been unable to identify the natural person or group of natural persons of this stockholder that have investment and voting control over our securities. The address for Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(9) FMR Corp. reported as of March 10, 2004, sole dispositive power with respect to 5,678,700 shares of Common Stock. FMR Corp. is the parent company of Fidelity Management & Research Company, an investment adviser registered under the Investment Advisers Act of 1940, which advises various investment companies registered under the Investment Company Act of 1940. We have been unable to identify the natural person or group of natural persons of this stockholder that have investment and voting control over our securities. The address for FMR Corp is 82 Devonshire Street, Boston, Massachusetts 02109.

(10) Morgan Stanley is a reporting company under the Securities Exchange Act of 1934, as amended. The address for Morgan Stanley is 1585 Broadway, New York, New York 10036.

(11) The State of Wisconsin Investment Board reported as of February 16, 2004, sole voting and dispositive power with respect to 2,425,000 shares of Common Stock. We have been unable to identify the natural person or group of natural persons of this stockholder that have investment and voting control over our securities. The address of the Board is P.O. Box 7842, Madison, Wisconsin 53707.

(12) Strong Capital Management, Inc. and Richard S. Strong jointly reported as of February 16, 2004, shared voting and shared dispositive power with respect to 3,088,845 shares of Common Stock. Strong Capital Management, Inc. is an investment adviser registered under the Investment Advisers Act of 1940. The address of Strong Capital Management, Inc. is 100 Heritage Reserve, Menominee Falls, Wisconsin 53051.

                       SUBMISSION OF STOCKHOLDER PROPOSALS
                           FOR THE 2005 ANNUAL MEETING

      Stockholders wishing to submit proposals on matters appropriate for stockholder action to be presented at our 2005 annual meeting of stockholders may do so in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in Tower Automotive's proxy materials relating to our 2005 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us at our principal executive offices at 27175 Haggerty Road, Novi, Michigan 48377-3626 no later than December 17, 2004.

      For any proposal that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the 2005 Annual Meeting, SEC rules permit management to vote proxies in its discretion if we:
(1) receive notice of the proposal before the close of business on March 2, 2005, and advise stockholders in the 2005 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (2) do not receive notice of the proposal prior to the close of business on March 2, 2005. Notices of intention to present proposals at the 2005 Annual Meeting should be addressed to James Mallak, Secretary, at our principal executive offices at 27175 Haggerty Road, Novi, Michigan 48377-3626.

      As of July 30, 2004, no proposals to be presented at the 2005 Annual Meeting had been received by us.

      Under our Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to us (containing certain information specified in the Bylaws about the stockholder and the proposed action) not less than thirty (30) days prior to the date of the originally scheduled meeting. If less than forty (40) days' advance notice of the meeting is given, the notice must be received by us not later than the close of business on the tenth day following the date on which the notice of the scheduled meeting was first mailed to our stockholders.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

      The following information is incorporated by reference from Tower Automotive's Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-12733): Financial Statements and Supplementary Data at pages 39 to 89; our Selected Financial Data at pages 15 to 16; Management's Discussion and Analysis of Financial Condition and Results of Operations at pages 16 to 38; Quantitative and Qualitative Disclosures About Market Risk at pages 30 to 31; and Changes in and Disagreements With Accountants on Accounting and Financial Disclosure at page 90. The following information is incorporated by reference from Tower Automotive's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 1-12733): Financial Statements and Notes to Condensed Consolidated Financial Statements at pages 2 to 17; Management's Discussion and Analysis of Financial Condition and Results of Operations at pages 18 to 21; and Market Risk at page 21. Tower Automotive's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, are available upon request addressed to Tower Automotive, Inc., Attn: Investor Relations, 27175 Haggerty Road, Novi, Michigan 48377-3626. Our Securities and Exchange Commission filings are also available to the public at the Security and Exchange Commission's internet site at "http://www.sec.gov."

                             ADDITIONAL INFORMATION

      This solicitation is being made by us. We will bear all expenses in connection with this solicitation. We will request brokerage firms, nominees, custodians and fiduciaries to forward Proxy materials to the beneficial owners of shares held of record by such persons, and will reimburse such persons and our transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

      Deloitte & Touche LLP, independent auditors, audited our consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' investment, and cash flows for the years then ended. Representatives of Deloitte & Touche LLP are not expected to attend the Special Meeting.

      We will furnish without charge to each person whose Proxy is being solicited, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Requests for copies of our Annual Report on Form 10-K or Quarterly Report on Form 10-Q should be directed to: Tower Automotive, Inc., Attn: Investor Relations, 27175 Haggerty Road, Novi, Michigan 48377-3626.

      PLEASE COMPLETE THE ENCLOSED PROXY AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                             By Order of the Board of Directors,

                                             /s/ James Mallak
                                             ---------------------------
                                             James Mallak
                                             Secretary

August 24, 2004

TOWER AUTOMOTIVE, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8024
EDISON, NJ 68818-8024





























            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
--------------------------------------------------------------------------------

/X/  PLEASE MARK                                                           1887
     VOTES AS IN
     THIS EXAMPLE.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL STATED BELOW.

            The Board of Directors recommends a vote FOR Proposal 1.

  1. To ratify and approve the issuance of $125 million principal amount of our
     5.75% Convertible Senior Debentures maturing on May 15, 2024, unless               FOR         AGAINST       ABSTAIN
     earlier converted, redeemed or repurchased, and the related shares of
     Common Stock issuable upon conversion or repurchase of the Debentures.             / /          / /            / /

  2. To transact such other business as may properly come before the meeting or any adjournment thereof.

                                                                      PLEASE COMPLETE, INDICATE YOUR VOTE, DATE AND SIGN THIS PROXY
                                                                      AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR
                                                                      NOT YOU PLAN TO ATTEND THE SPECIAL MEETING ON SEPTEMBER 20,
                                                                      2004. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN
                                                                      PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR
                                                                      PROXY.

                                                                      Please sign exactly as name or names appear hereon. For more than one owner as shown to the left, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly
                                                                      authorized officer; if a partnership, please sign in
                                                                      partnership name by an authorized person.

Signature: ___________________________Date: ___________, 2004     Signature:_______________________________Date: __________, 2004
















            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
--------------------------------------------------------------------------------
       TOWER AUTOMOTIVE, INC.                   PROXY
       27175 HAGGERTY ROAD
       NOVI, MICHIGAN 48377-3626
       --------------------------------------------------------------------

       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING ON SEPTEMBER 20, 2004.

       The undersigned hereby appoints S.A. Johnson and Kathleen Ligocki or any one or more of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Common Stock of the undersigned in Tower Automotive, Inc. at the Special Meeting of Stockholders to be held on September 20, 2004, at 2:00 p.m. local time, at the corporate headquarters of Tower Automotive, Inc., 27175 Haggerty Road, Novi, Michigan 48377-3626, or at any adjournment thereof, upon the matters described in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement for the Special Meeting of Stockholders, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Special Meeting of Stockholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Special Meeting of Stockholders and Proxy Statement for the Special Meeting of Stockholders as follows, and otherwise in their discretion upon such other business as may properly come before the Special Meeting of Stockholders or any adjournment thereof.

       Our Board of Directors has determined that providing the Company with the ability to issue more than 19,705,187 shares of Common Stock upon conversion or repurchase of the Debentures is in the Company's and your best interest. Our Board unanimously recommends that you vote FOR the proposal at the special meeting.

       YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE INDICATE YOUR VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING AND PREFER TO VOTE YOUR SHARES IN PERSON, YOU WILL BE ABLE TO DO SO.

                      See reverse for voting instructions.